Exhibit 1.01


                                TERMS AGREEMENT



                                   December 4, 1995



Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland 21202

Attention:  Chief Financial Officer
            -----------------------

Dear Sirs:

               We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the aggregate principal amount of Securities set forth opposite our respective names on the list attached hereto at 98.876% of the aggregate principal amount thereof, plus accrued interest from December 1, 1995 to the date of payment and delivery. The Closing Date shall be December 7, 1995, at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, 20th Floor, New York, New York 10013.

               The Securities shall have the following terms:

          Title:              6-1/8% Notes due December 1, 2005
          Maturity:           December 1, 2005
          Interest Rate:      6-1/8% per annum
          Interest Payment
            Dates:            June 1 and December 1, commencing June 1, 1996
          Initial Price to
            Public:           99.241% of the principal amount thereof, plus
                              accrued interest from December 1, 1995 to the date of payment and delivery

          Redemption
            Provisions:       The Securities are not redeemable by the Company
                              prior to maturity.


          Additional terms:   The Regular Record Dates are May 15 and November
                              15.  The Securities shall be issuable as
                              Registered Securities only. The Securities will be initially represented by one or more global
                              Securities registered in the name of The
                              Depository Trust Company ("DTC") or its nominee.
                              Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's
                              Prospectus Supplement dated December 4, 1995.
                              Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

               All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

               Basic Provisions varied with respect to this Terms Agreement:
(a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)" and insert in lieu thereof "(33-59415)" and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statement on Form S-3; (c) In the fifth line of the third paragraph of Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) In the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global."

               Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

               The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.

               Please accept this offer no later than 9:00 o'clock P.M. on December 4, 1995, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

               "We hereby accept your offer, set forth in the Terms Agreement, dated December 4, 1995, to purchase the Securities on the terms set forth therein."

                              Very truly yours,

                              LEHMAN BROTHERS INC.
                              NATIONSBANC CAPITAL MARKETS, INC.
                              as Underwriters

                              By: LEHMAN BROTHERS INC.



                              By: /s/ Robert H. Swindell
                                  ---------------------------
                              Name:    Robert H. Swindell
                              Title:   Managing Director




ACCEPTED:

COMMERCIAL CREDIT COMPANY



By: /s/ Firoz B. Tarapore
    ------------------------
Name:     Firoz B. Tarapore
Title:    Vice President and
          Assistant Treasurer

Underwriter                             Principal Amount
-----------                             ----------------


Lehman Brothers Inc.                      $150,000,000

NationsBanc Capital Markets, Inc.           50,000,000
                                          ------------
Total                                     $200,000,000